Exhibit 99.1

QURATE RETAIL, INC. REPORTS

SECOND QUARTER 2020 FINANCIAL RESULTS

BOARD OF DIRECTORS ANNOUNCES INTENT TO DECLARE SPECIAL DIVIDEND OF $1.50 PER SHARE AND PREFERRED STOCK DIVIDEND OF $3.00 PER SHARE

Englewood, Colorado, August 10, 2020 – Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB) today reported second quarter 2020 results (1).

“We generated strong growth in revenue, OIBDA, and free cash flow in the second quarter, with every business unit and geographic market achieving meaningful sales gains and significant new customer additions” said Mike George, President and CEO of Qurate Retail.  “Our agile teams responded to the ongoing shifts in consumer needs during this challenging time to deliver engaging and relevant experiences across our eCommerce, video and social platforms.  While economic uncertainty remains, our recent results give us confidence that we can generate sustained growth by continued execution of our strategies to offer unique differentiated products and immersive and trusted shopping experiences across all the digital platforms relevant to today’s consumer, while keeping the health and well-being of our team members and communities our top priority.”

Second quarter operating results:

●	Total Qurate Retail revenue increased 10% to $3.4 billion
●	Revenue increased 10% in constant currency(2)
●	eCommerce revenue grew 19% to $2.2 billion or 64% of total revenue
●	Qurate Retail reported diluted EPS of $0.53
●	Adjusted diluted EPS(3) of $0.54
●	QxH revenue increased 7% to $2.0 billion
●	QVC International revenue increased 11% to $713 million
●	Revenue increased 12% in constant currency
●	Zulily revenue increased 16% to $422 million
●	Cornerstone revenue increased 18% to $277 million

Corporate updates:

●	Anticipate approximately $262 million pre-tax proceeds from sale of green energy investment to be received in August
●	Board of Directors announced their intent to return capital to shareholders via a potential dividend, subject to official declaration, consisting of:
●	Special dividend of cash equal to $1.50 per share of common stock
●	Special dividend of preferred stock equivalent to $3.00 in initial liquidation value per share with 8.0% dividend rate subject to mandatory redemption in the first quarter of 2031

“Qurate posted tremendous results, utilizing the flexibility of its operating model to meet customers’ changing demands,” said Greg Maffei, Qurate Retail Chairman.  “These solid operating results, along with the pending sale of one of our green energy investments, is driving a high level of free cash flow.  With increased confidence in the strength of the business, we are pleased to announce our intended return of capital to shareholders in two forms: a one-time cash dividend and a one-time preferred stock dividend.  We believe the preferred stock dividend will be an efficient, ongoing instrument to return capital to our shareholders. Qurate will continue to seek the most effective solutions for delivering free cash flow to shareholders on an ongoing basis while maintaining our stated leverage target.”

Key actions in the quarter:

●	Focused on protecting the health and financial well-being of team members. Team members who can work from home will continue to do so, until at least early 2021, with some working from home permanently. Social distancing, mandatory mask requirements and stringent safety and sanitation protocols are in effect at all sites. Qurate Retail provided special pay and work from home allowances and continues to provide leave, medical and other benefits.
●	Committed over $40 million to community support and team member relief. The company facilitated significant support for those impacted by the pandemic, including contributions to Meals on Wheels, No Kid Hungry, Cancer and Careers and a variety of other organizations around the world; partnered with the National Retail Federation to support and celebrate small businesses; established a team member relief fund; elevated its commitment to racial and economic justice within the company and around the world, including support for the Equal Justice Initiative.
●	Rapidly adapted product offerings, merchandising, marketing, and on-air and online programming to be in tune with what customers most cared about throughout the various stages of the pandemic. Achieved meaningfully improved sales and new customer growth trends across business segments in the second quarter.
●	Executed a significant, strategic pull back on promotional activity across all businesses, to provide a better foundation for healthy, sustainable product margins while also managing elevated demand.
●	Took a variety of actions to simplify and streamline its operating structure as it accelerated its strategic plan and incorporated key operational learnings from its COVID response. This necessitated separating with approximately 450 team members in July, incurring $20 million of severance costs in the second quarter. Qurate Retail also closed QVC customer contact centers in San Antonio, Texas and Chesapeake, Virginia and the Zulily customer contact center and digital studio in Gahanna, Ohio as the businesses shifted to permanent work from home positions in those locations.
●	Further strengthened its balance sheet with prudent inventory reductions, more conservative credit practices and a new trade payables program.

Corporate Updates

Qurate Retail today announced that its Board of Directors intends to distribute a special dividend consisting of (i) cash in the amount of $1.50 per common share, for an aggregate cash dividend of approximately $633 million and (ii) newly issued 8.0% fixed rate cumulative redeemable preferred shares (the “Preferred Shares”) equivalent to $3.00 in initial liquidation value per common share, for an aggregate issuance of approximately $1.3 billion aggregate liquidation preference. The dividend has not yet been declared and is subject to formal approval by a committee of the board, but is currently expected to be payable on September 14th to holders of record of Qurate Retail’s Series A and Series B common stock as of the close of business on August 31st.  Holders of the Preferred Shares are expected to receive quarterly cash dividends at a fixed rate of 8.0% per year. The Preferred Shares are expected to be non-voting, to be subject to mandatory redemption in the first quarter of 2031 and to trade separate from the common shares on the Nasdaq Global Select Market under the ticker symbol QRTEP following the date of distribution. The distribution of the Preferred Shares is intended to be tax-free to shareholders. John Malone, a member of Qurate Retail’s board of directors, and Greg Maffei have indicated their intention to be long-term holders of the preferred, which will collectively represent approximately 8% of the Preferred Shares outstanding on the distribution date.

As of July 31, 2020, there are 387.5 million shares of QRTEA common stock and 29.4 million shares of QRTEB common stock outstanding. Additional detail regarding the aforementioned potential dividend and its formal declarations are expected to be announced by press release at a later date, including details on when-issued trading.

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended June 30, 2020 to the same period in 2019.

SECOND QUARTER 2020 FINANCIAL RESULTS

(amounts in millions)	2Q19	2Q20	% Change	% Change Constant Currency(a)
Revenue
QxH	$1,874	$2,010	7%
QVC International(b)	640	713	11%	12%
Zulily	363	422	16%
Cornerstone	234	277	18%
Total Qurate Retail Revenue	$3,111	$3,422	10%	10%

Operating Income
QxH	$292	$280	(4)%
QVC International(b)	73	101	38%	39%
Zulily(c)	(23)	20	187%
Cornerstone	6	13	117%
Unallocated corporate cost(d)	(12)	(9)	25%
Total Qurate Retail Operating Income	$336	$405	21%

Adjusted OIBDA
QxH	$395	$388	(2)%
QVC International(b)	106	119	12%	13%
Zulily(c)	7	45	543%
Cornerstone	14	21	50%
Unallocated corporate cost(d)	(9)	(8)	11%
Total Qurate Retail Adjusted OIBDA	$513	$565	10%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Includes QVC Japan, QVC Germany, QVC UK and QVC Italy. QVC France terminated its operations on March 13, 2019 and recorded an approximately $17 million operating loss and $2 million adjusted OIBDA loss in the second quarter of 2019 primarily from the incurrence of closure costs.
c)	Zulily’s operating income and adjusted OIBDA in the second quarter of 2020 benefited from a $10 million reduction in a sales tax accrual, which was originally recorded at the time of acquisition.
d)	Includes corporate costs incurred at Qurate Retail, Inc. but not allocated to any business segment.

SECOND QUARTER 2020 NET INCOME AND ADJUSTED NET INCOME(3)

(amounts in millions)	2Q19	2Q20
Net income (loss)(a)	$118	$220
Adjusted net income(b)	$206	$226

Basic weighted average shares outstanding ("WASO")	428	417
Potentially dilutive shares	—	1
Diluted WASO	428	418

GAAP EPS(a)	$0.28	$0.53
Adjusted EPS(b)	$0.48	$0.54

a)	Represents net income (loss) and diluted net income (loss) per share attributable to Series A and Series B common stockholders as presented in Qurate Retail’s financial statements.
b)	See reconciling schedule 3.

QxH

QxH reported revenue growth in the home, electronics and beauty categories, which were partially offset by declines in apparel and jewelry.

Product margins decreased primarily due to category mix shifts and pricing and promotional offers early in the second quarter. Gross margin decreased primarily due to higher fulfillment (warehouse and freight) costs mainly associated with COVID-related premium pay in our fulfillment centers, lower productivity due to COVID-related protocols, reduced pack factor and general freight rate increases.  These factors were partially offset by favorable customer returns. Operating income and adjusted OIBDA margin(3) were also impacted by $9 million of incremental severance expense,  higher marketing expense and incentive compensation accruals, partially offset by favorable TV commissions.

QVC International

US Dollar denominated results were slightly negatively affected by exchange rate fluctuations, primarily due to the Dollar strengthening 3% versus the British Pound and 2% against the Euro, offset by weakening 2% versus the Japanese Yen. The financial metrics presented in this press release also provide a comparison of the percentage change in QVC International’s results in constant currency (where applicable) to the comparable figures calculated in accordance with US GAAP for the second quarter of 2020.

QVC International constant currency revenue increased, driven by increases in units shipped across all markets. Gross margin decreased due to higher inventory obsolescence expense and lower product margins from product mix shifts primarily to home. Operating income and adjusted OIBDA margin increased primarily due to lower administrative costs and leverage of operating expenses, partially offset by higher incentive compensation accrual.  Operating income margin also benefited from comping approximately $17 million of costs incurred in the second quarter of 2019 related to the closure of QVC France, which terminated its operations on March 13, 2019.

Zulily

Zulily revenue increased on higher unit volume and average selling price. Gross margin increased primarily due to higher product margins and sales leverage of warehouse expense, partially offset by higher freight costs. Operating income and adjusted OIBDA margin increased primarily due to lower marketing and administrative expenses, partially offset by higher incentive compensation accrual. Additionally, Zulily recognized a $10 million reduction in a sales tax accrual during the second quarter of 2020, which was originally recorded at the acquisition date and is included in selling, general and administrative expense.

Cornerstone

Cornerstone revenue increased due to strong demand in its home brands (Frontgate, Ballard Designs, and Grandin Road), partially offset by weakness in apparel at Garnet Hill. Cornerstone re-opened most of its retail stores by the end of the second quarter.

Operating income and adjusted OIBDA margin increased primarily from the strength of the home brand’s revenue and gross margin expansion as well as leverage in marketing expense, partially offset by higher incentive compensation accrual and organizational restructuring expense. Gross margin expansion was mainly driven by higher product margins, which were partially offset by an inventory obsolescence provision for Ryllace (marketing for this new business has been paused due to the pandemic, while future plans are reassessed) and higher fulfillment expense.

SECOND QUARTER 2020 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	2Q19	2Q20	% Change		% Change Constant Currency(a)
QxH
Cost of Sales % of Revenue	63.2%	64.1%	90	bps
Operating Income Margin (%)	15.6%	13.9%	(170)	bps
Adjusted OIBDA Margin (%)	21.1%	19.3%	(180)	bps
Average Selling Price	$53.00	$53.38	1%
Units Sold			5%
Return Rate(b)	17.1%	14.9%	220	bps
eCommerce Revenue(c)	$1,040	$1,204	16%
eCommerce % of Total Revenue	55.5%	59.9%	440	bps
Mobile % of eCommerce Revenue(d)	67.6%	65.0%	(260)	bps
LTM Total Customers(e)	10.7	11.1	4%

QVC – International
Cost of Sales % of Revenue	61.2%	62.6%	140	bps
Operating Income Margin (%)	11.4%	14.2%	280	bps
Adjusted OIBDA Margin (%)	16.6%	16.7%	10	bps
Average Selling Price			(1)%		-%
Units Sold			11%
eCommerce Revenue(c)	$261	$337	29%		31%
eCommerce % of Total Revenue	40.8%	47.3%	650	bps
Mobile % of eCommerce Revenue(d)	75.6%	73.2%	(240)	bps
LTM Total Customers(e)	4.7	4.8	2%

Zulily
Cost of Sales % of Revenue	74.4%	73.0%	(140)	bps
Operating Income Margin (%)	(6.3)%	4.7%	1,100	bps
Adjusted OIBDA Margin (%)	1.9%	10.7%	880	bps
Mobile % of Total Orders	73.9%	74.5%	60	bps
LTM Total Customers(e)	6.2	5.3	(15)%

Cornerstone
Operating Income Margin (%)	2.6%	4.7%	210	bps
Adjusted OIBDA Margin (%)	6.0%	7.6%	160	bps
eCommerce Revenue(c)	$169	$223	32%
eCommerce % of Total Revenue	72.2%	80.5%	830	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.

b)	Measured as returned sales over gross shipped sales.
c)	Based on net revenue.
d)	Based on gross US Dollar orders.
e)	LTM: Last twelve months.

Taxes

Qurate Retail estimates that its average annual effective tax rate over the next three years will be in the range of 15% - 18% including federal, state and foreign taxes, net of tax credits generated by Qurate Retail’s green energy investments.  This estimate excludes the impact of one-time items and is subject to adjustment.

Share Repurchases

Qurate Retail did not repurchase shares from May 1, 2020 through July 31, 2020. The remaining repurchase authorization for Qurate Retail is approximately $497 million as of August 1, 2020.

FOOTNOTES

1)	Qurate Retail’s President and CEO, Mike George, and Executive Chairman, Greg Maffei will discuss these headlines and other matters on Qurate Retail’s earnings conference call which will begin at 5:30 p.m. (E.D.T.) on August 10, 2020. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.
3)	For definitions and applicable reconciliations of Adjusted OIBDA, Adjusted OIBDA margin, adjusted net income and adjusted EPS, see the accompanying schedules.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	3/31/2020	6/30/2020
Cash and cash equivalents (GAAP)	$555	$948

Indemnification Asset(a)	$180	$215

Debt:
QVC senior notes(b)	$4,450	$4,450
QVC bank credit facility	525	—
Total Qurate Retail Group Debt	$4,975	$4,450

Senior notes(b)	791	791
Senior exchangeable debentures(c)	1,417	1,417
Corporate Level Debentures	2,208	2,208
Total Qurate Retail, Inc. Debt	$7,183	$6,658
Unamortized discount, fair market value adjustment and deferred loan costs	(138)	(17)
Total Qurate Retail, Inc. Debt (GAAP)	$7,045	$6,641

QVC, Inc. leverage(d)	2.4x	2.0x

a)	Indemnity from GCI Liberty, pursuant to an indemnification agreement with respect to the 1.75% exchangeable debentures due 2046 (the “Charter exchangeable debentures”) issued by Liberty Interactive LLC (“LI LLC”), as described in this press release.
b)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
c)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.
d)	As defined in QVC, Inc.’s credit agreement. Includes QxH, QVC International and Zulily.

Cash at Qurate Retail increased $393 million in the second quarter as cash from operations more than offset debt repayments and capital expenditures. Total debt at Qurate Retail decreased by $525 million in the second quarter driven by the repayment of QVC’s bank credit facility.

QVC’s bank credit facility is undrawn as of June 30, 2020 with available capacity of $2.9 billion, net of letters of credit. The credit facility matures on December 31, 2023. Qurate Retail does not have any maturity of senior secured notes until 2022 and believes that it will be able to repay these notes with available cash on hand, cash generated from operations, borrowings under its revolving credit facility or through refinancing in the public debt market. Qurate Retail is in compliance with all debt covenants, and QVC, Inc.’s leverage ratio as defined in its credit agreement was 2.0x as of June 30, 2020.

Qurate Retail benefits from an indemnification agreement with GCI Liberty with respect to its Charter exchangeable debentures. The indemnification agreement compensates Qurate Retail for any payments made in excess of the adjusted principal amount of the debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023. This indemnity is supported by a negative pledge in favor of Qurate Retail on the 1.0 million reference shares of Class A common stock of Charter held at GCI Liberty that underlie the Charter exchangeable debentures. The indemnification asset on Qurate Retail’s balance sheet is valued based on the estimated exchange feature in the Charter exchangeable debentures. As of June 30, 2020, a holder of the Charter exchangeable debentures has the ability to exchange, and accordingly, the exchangeable debentures and indemnification asset were both classified as current as of June 30, 2020. There is $332 million principal amount of the Charter exchangeable debentures outstanding as of June 30, 2020.

Important Notice: Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB) President and CEO, Mike George, and Executive Chairman, Greg Maffei, will discuss Qurate Retail’s earnings release on a conference call which will begin at 5:30 p.m. (E.D.T.) on August 10, 2020.  The call can be accessed by dialing (800) 458-4121 or (323) 794-2093, passcode 2681043, at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://ir.qurateretail.com/events-and-presentations.  Links to this press release and replays of the call will also be available on Qurate Retail’s website.

This press release includes certain forward-looking statements, including statements about business strategies and initiatives and their expected benefits, market potential, future financial performance and prospects (including results for current and future periods stemming from COVID-19 impacts), Qurate Retail’s estimated ongoing annual tax rate, the impact of COVID-19, market conditions, the indemnification by GCI Liberty, future repayment of debt, the continuation of our stock repurchase program, the anticipated cash and preferred stock dividend, including the declaration and timing thereof and the issuance and timing thereof, the amount of cash portion of the dividend, the amount of preferred stock portion of the dividend, the terms of the preferred stock and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of COVID-19) and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Forms 10-K and 10-Q, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for Qurate Retail, QVC (and certain of its subsidiaries), Zulily and Cornerstone together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Qurate Retail defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition and other related costs and impairments.  Further, this press release includes Adjusted OIBDA margin which is also a non-GAAP financial measure.  Qurate Retail defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue.

Qurate Retail believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Qurate Retail views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Qurate Retail's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this press release includes references to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, for Qurate Retail. Qurate Retail defines adjusted net income as net income, excluding the impact of acquisition accounting amortization (net of deferred tax benefit), mark to market adjustments on certain public debt and equity securities and other one-time adjustments. Qurate Retail defines adjusted earnings per share as diluted earnings per share plus the diluted per share effects of certain adjustments, net of tax.

Qurate Retail believes adjusted net income and adjusted earnings per share are important indicators of financial performance due to the impact of purchase accounting amortization, mark to market adjustments and other one-time items identified in Schedule 3 below.  Because adjusted net income and adjusted earnings per share are used as measures of overall financial performance, Qurate Retail views net income and diluted earnings per share, respectively, as the most directly comparable GAAP measures.  Adjusted net income and adjusted earnings per share are not meant to replace or supersede net income, diluted earnings per share or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for Qurate Retail (Schedule 3).

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for Qurate Retail.  Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Qurate Retail believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy and Japan.  We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations.  Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, Adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of Qurate Retail’s Adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended June 30, 2019, September 30, 2019, December 31, 2019, March 31, 2020 and June 30, 2020, respectively.

CONSOLIDATED OPERATING INCOME AND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	2Q19	3Q19	4Q19	1Q20	2Q20
Qurate Retail, Inc. Operating Income (Loss)	$336	$(727)	$287	$231	$405
Depreciation and amortization	158	146	149	142	144
Stock compensation expense	18	17	17	11	16
Impairment of intangible assets	—	1,020	147	—	—
Operating company level transaction related costs	1	—	—	—	—
Qurate Retail, Inc. Adjusted OIBDA	$513	$456	$600	$384	$565

SCHEDULE 2

The following table provides a reconciliation of Adjusted OIBDA for QVC, Zulily and Cornerstone to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended June 30, 2019, September 30, 2019, December 31, 2019, March 31, 2020 and June 30, 2020, respectively.

SUBSIDIARY ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	2Q19	3Q19	4Q19	1Q20	2Q20
QVC
Operating income	$365	$330	$306	$270	$381
Depreciation and amortization	124	112	114	114	116
Stock compensation	11	10	9	6	10
Impairment of intangible assets	—	—	147	—	—
Transaction related costs	1	—	—	—	—
Adjusted OIBDA	$501	$452	$576	$390	$507

QxH Adjusted OIBDA	$395	$346	$443	$293	$388
QVC International Adjusted OIBDA	106	106	133	97	119

Zulily
Operating income (loss)	$(23)	$(1,042)	$(13)	$(20)	$20
Depreciation and amortization	26	26	26	20	20
Stock compensation	4	4	3	2	5
Impairment of intangible assets	—	1,020	—	—	—
Adjusted OIBDA	$7	$8	$16	$2	$45

Cornerstone
Operating income (loss)	$6	$(5)	$3	$(11)	$13
Depreciation and amortization	8	8	9	8	8
Stock compensation	—	1	—	1	—
Adjusted OIBDA	$14	$4	$12	$(2)	$21

SCHEDULE 3

The following table provides a reconciliation of Qurate Retail’s net income (loss) to its adjusted net income and diluted earnings (loss) per share to adjusted earnings per share, in each case, calculated in accordance with GAAP for the three months ended June 30, 2019, September 30, 2019, December 31, 2019, March 31, 2020 and June 30, 2020, respectively.

ADJUSTED NET INCOME AND ADJUSTED EPS RECONCILIATION

(amounts in millions)	2Q19	3Q19	4Q19	1Q20	2Q20
Qurate Retail, Inc. Net Income (Loss) (GAAP)	$118	(770)	141	$(20)	$220
Purchase accounting amort., net of deferred tax benefit (a)	34	32	33	29	24
Operating company level transaction related costs, net of tax benefit	1	—	—	—	—
Impairment of intangible assets, net of tax impact	—	881	113	—	—
Non-recurring tax items(b)	(34)	—	(11)	—	—
Mark-to-market adjustments, net(c)	87	34	8	105	(18)
Adjusted Net Income	$206	$177	$284	$114	$226

Diluted earnings (loss) per share (GAAP)	$0.28	$(1.85)	$0.34	$(0.05)	$0.53
Total adjustments per share, net of tax	0.20	2.27	0.34	0.32	0.01
Adjusted earnings per share	$0.48	$0.42	$0.68	$0.27	$0.54

a)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Qurate Retail’s acquisitions of QVC, HSN, Zulily and Cornerstone, net of book deferred tax benefit.
b)	Includes impact of US tax reform and other one-time tax items.
c)	Add-back includes realized and unrealized gains/losses on financial instruments, net of tax.

QURATE RETAIL, INC.

BALANCE SHEET INFORMATION

(unaudited)

	June 30,	December 31,
	2020	2019
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$948	673
Trade and other receivables, net	1,324	1,854
Inventory, net	1,304	1,413
Other current assets	618	636
Total current assets	4,194	4,576
Investments in equity securities	71	76
Property and equipment, net	1,292	1,351
Intangible assets not subject to amortization	9,742	9,744
Intangible assets subject to amortization, net	830	955
Other assets, at cost, net of accumulated amortization	568	603
Total assets	$16,697	17,305
Liabilities and Equity
Current liabilities:
Accounts payable	936	1,091
Accrued liabilities	1,146	1,173
Current portion of debt	1,452	1,557
Other current liabilities	216	180
Total current liabilities	3,750	4,001
Long-term debt	5,189	5,855
Deferred income tax liabilities	1,746	1,716
Other liabilities	726	761
Total liabilities	11,411	12,333
Equity	5,157	4,840
Non-controlling interests in equity of subsidiaries	129	132
Total liabilities and equity	$16,697	17,305

QURATE RETAIL, INC.

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	June 30,
	2020	2019
Revenue:
Total revenue, net	$3,422	3,111

Operating costs and expenses:
Cost of retail sales (exclusive of depreciation shown separately below)	2,217	1,996
Operating expense	209	197
Selling, general and administrative, including stock-based compensation	447	424
Depreciation and amortization	144	158
	3,017	2,775
Operating income (loss)	405	336

Other income (expense):
Interest expense	(95)	(93)
Share of earnings (losses) of affiliates, net	(28)	(23)
Realized and unrealized gains (losses) on financial instruments, net	23	(113)
Other, net	(12)	(7)
	(112)	(236)
Earnings (loss) before income taxes	293	100
Income tax benefit (expense)	(59)	30
Net earnings (loss)	234	130
Less net earnings (loss) attributable to noncontrolling interests	14	12
Net earnings (loss) attributable to Qurate Retail, Inc. shareholders	$220	118

QURATE RETAIL, INC.

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Six months ended
	June 30,
	2020	2019

	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$225	196
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	286	311
Stock-based compensation	27	37
Share of (earnings) losses of affiliates, net	64	68
Realized and unrealized gains (losses) on financial instruments, net	115	194
Deferred income tax expense (benefit)	1	(21)
Other, net	4	9
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	531	544
Decrease (increase) in inventory	108	(38)
Decrease (increase) in prepaid expenses and other assets	37	62
(Decrease) increase in trade accounts payable	(152)	(352)
(Decrease) increase in accrued and other liabilities	(48)	(417)
Net cash provided (used) by operating activities	1,198	593

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in and loans to cost and equity investees	(55)	(76)
Capital expenditures	(108)	(167)
Expenditures for television distribution rights	(10)	(124)
Other investing activities, net	7	—
Net cash provided (used) by investing activities	(166)	(367)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	753	1,909
Repayments of debt	(1,477)	(1,912)
Repurchases of Qurate Retail common stock	—	(296)
Withholding taxes on net settlements of stock-based compensation	(2)	(8)
Dividends paid to noncontrolling interest	(30)	(28)
Other financing activities, net	2	(25)
Net cash provided (used) by financing activities	(754)	(360)
Effect of foreign currency rates on cash, cash equivalents and restricted cash	(3)	1
Net increase (decrease) in cash, cash equivalents and restricted cash	275	(133)
Cash, cash equivalents and restricted cash at beginning of period	681	660
Cash, cash equivalents and restricted cash at end period	$956	527